UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 15, 2008

Horizon Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-10792	35-1562417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Franklin Square, Michigan City, Indiana		46360
(Address of Principal Executive Offices)		(Zip Code)

(219) 879-0211
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Director; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 15, 2008, Horizon Bancorp (the “Company”) and its wholly owned subsidiary, Horizon Bank, N.A. (the “Bank”), modified the 2008 target bonus plan for its Chief Credit and Operating Officer, Thomas H. Edwards. The performance measure for commercial and consumer loan growth was eliminated from his 2008 target bonus plan and the weightings for the performance measures for asset quality and corporate net income were both increased proportionately. These modifications are intended to be permanent. The changes in the performance measures will not affect the maximum amount of the bonus Mr. Edwards is eligible to receive.

The Company believes these modifications will better align Mr. Edwards’ target goals with his primary job responsibilities and shareholder interests by placing greater emphasis on asset quality and net income and eliminating loan growth as a factor for his bonus. This reflects the Company’s continuing efforts to maintain proper internal controls and focus on asset quality, especially during a period of economic down turn. Although all executive officers of the Bank are encouraged to promote loan growth, this function primarily lies with the Bank’s lending officers, and the Bank believes that the Chief Credit Officer should primarily focus on (and be rewarded for) ensuring that only financially sound loans are placed on the books of the Bank.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 15, 2008, the Horizon Bancorp (the “Company”) Board of Directors amended Sections 5.3 and 7.5 of the Company’s Amended and Restated Bylaws, effective as of that date, to increase the mandatory retirement age for directors and employees from age seventy to age seventy-five. The complete text of the Amended and Restated Bylaws, as amended on July 15, 2008, is attached as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
3.1	Horizon Bancorp Amended and Restated Bylaws (as amended through July 15, 2008)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: July 21, 2008	Horizon Bancorp

	By:	/s/ Craig M. Dwight
Craig M. Dwight, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Location
3.1	Horizon Bancorp Amended and Restated Bylaws (as amended through July 15, 2008)	Attached